Exhibit 99.1

Xenomics Announces License Agreement with Sequenom for Prenatal Diagnostic Applications of Transrenal Nucleic Acid Technology

NEW YORK, October 30 -- Xenomics, Inc. (XNOM.PK), a developer of non-invasive next-generation molecular diagnostics, announced today that it has licensed to Sequenom, Inc., a genetics and molecular diagnostics company (NASDAQ: SQNM), exclusive rights to Xenomics patents for the development of prenatal research and diagnostic products based on the Company's proprietary Transrenal DNA/RNA (Tr-DNA/RNA) technology. The agreement provides for an upfront payment, equity participation and royalties on sales of licensed products, subject to certain minimum amounts. The license does not cover Xenomics current test for fetal gender determination based solely on detection of Y chromosome.

"We are pleased to have Sequenom, a leader in the development of non-invasive prenatal diagnostics, as our licensing partner for these applications of our platform technology" said Dr. Samuil Umansky, Chief Scientific Officer and co-founder of Xenomics. "This license offers Sequenom the potential for a broader approach to prenatal diagnostics by using fetal nucleic acids found in easily-obtained maternal urine samples."

Scientists from Xenomics were the first to report that fragments of DNA from normal cell death cross the kidney barrier and can be detected in urine. This agreement represents the Company's first license for applications of its proprietary platform technology. In addition to prenatal diagnostics, Xenomics has patent rights covering the fields of infectious diseases, tumor detection and transplantation. Due to simplicity of sample collection and Tr-DNA stability, the technology is optimally suitable for screening tests.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate the results of genomic science into solutions for noninvasive prenatal diagnostics, biomedical research, translational research and molecular medicine applications, and for research conducted in the agro (agricultural and livestock) industry. The Company's proprietary MassARRAY(R) system is a high-performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. The Company has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms. Sequenom(R) and MassARRAY(R) are trademarks of Sequenom, Inc.

About Xenomics

Xenomics is a molecular diagnostics company developing tests based on Transrenal nucleic acids (Tr-DNA and Tr-RNA) and safe, simple urine collection techniques. The Company believes its proprietary technology has a broad range of detection / monitoring / screening applications, including for prenatal conditions, infectious diseases, tissue transplantation, neurodegenerative disorders, various tumors, and can open significant new markets in the molecular diagnostics field. Currently, Xenomics is focusing on implementation of its urinary DNA-based test for high-risk Human Papilloma Virus (HPV) and development of other tests based on Tr-DNA and Tr-miRNA. Xenomics has a strong and broad IP portfolio of issued and pending patents covering different applications of the technology for molecular diagnostics.
More information is available on the Company's website, www.xenomics.com.

Forward-Looking Statements

Statements about the Company's expectations, applications of its technology, markets, and other statements that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 and are based on management's current beliefs, assumptions, estimates and projections. Actual results may differ materially from those projected in the forward-looking statements for various reasons, including risks associated with product development, government regulation, market acceptance, dependence on key personnel, obtaining financing and other factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
Xenomics, Inc.
David Robbins, 732-438-8290
drobbins@xenomics.com